Exhibit 99.1

The Davey Tree Expert Company
News Release

FOR RELEASE ON May 20, 2009

Warnke named Chairman of the Board of The Davey Tree Expert Company
Davey Celebrates 30 years of Employee Ownership

Kent, Ohio– As part of the Company’s executive leadership transition, Karl J. Warnke has been named Chairman of the Board of The Davey Tree Expert Company.

Warnke, a 29-year Davey employee, adds Chairman to his responsibilities as President & CEO of the 129-year-old company.

Warnke replaces R. Douglas Cowan, who served as Davey Chairman of the Board for twelve years.  Cowan will continue to serve as a member of Davey’s Board of Directors.

“It is important to recognize Doug’s leadership as Chairman and his selfless dedication to the principles and values that have served to guide the Davey Company through the years,” said Warnke.  “Doug and I have always shared similar values and aspirations for the Company, which has served the Company well through good times and tough times.”

The transition takes place as Davey celebrates its 30th anniversary of employee ownership. With its more than 7,000 employees, Davey is among the 20 largest employee-owned companies based in the U.S.  Widespread employee ownership sets Davey apart, according to Warnke.

The Davey Company has experienced significant growth over the past several years.  Warnke’s priorities are a continued focus on growth, both organically and through mergers and acquisitions, management succession as the company continues to expand, and superior customer service initiatives.

Warnke was named Davey’s CEO in 2007 and President & COO in 1999.  Prior to this, he served as executive vice president, vice president and general manager and assistant to the President.  He came up through the Davey field operations and worked for only one other employer in his thirty-six year career in the green industry.

Within Davey, he currently serves on a number of boards including: The Davey Tree Expert Company, Davey Tree Surgery Company, Davey Tree Expert Co. of Canada, Ltd, Wolf Tree, Inc., and The Care of Trees, Inc..  He is also a member of The Conference Board’s Executive Council for Mid-Cap Companies, the Greater Akron Chamber Board of Directors, and the Board of Trustees of the Ohio Chapter of The Nature Conservancy.

Warnke earned a Bachelor of Science degree in agriculture from The Ohio State University School of Horticulture and is also a graduate of The University of Michigan Stephen M. Ross School of Business Executive Program.

The Davey Tree Expert Company, with U.S. and Canadian operations in 45 states and five provinces, provides a variety of tree services, grounds maintenance, and consulting services for the residential, utility, commercial, and government markets.  Founded in 1880, Davey is employee owned and has more than 7,000 employees.  For more information, visit www.davey.com.

Contact:
Sandra Reid
Davey Corporate Communications
330-673-9511
sreid@davey.com